Exhibit p.18

WATERFALL ASSET MANAGEMENT, LLC

CODE OF ETHICS

June 2016

This Code of Ethics is the sole property of Waterfall Asset Management, LLC and must be returned to the Firm should an Employee’s association with the Firm terminate for any reason. The contents of this Code of Ethics are confidential. Employees may not reproduce, duplicate, copy, or make extracts from or abstracts of this Code of Ethics, or make it available in any form to non-employees without approval of the Firm’s Chief Compliance Officer.

TABLE OF CONTENTS

CHAPTER I: OVERVIEW
A.	GENERAL	1-1
B.	GUIDING PRINCIPLES & STANDARDS OF CONDUCT	1-2

CHAPTER II: PERSONAL SECURITY TRANSACTION POLICY & PROCEDURES
A.	PERSONAL SECURITY TRANSACTION POLICY	2-1
B.	PRE-CLEARANCE PROCEDURES	2-1
C.	RESTRICTED LIST	2-2
D.	REPORTABLE SECURITIES	2-3
E.	REPORTING	2-3
F.	EXCEPTIONS FROM REPORTING REQUIREMENT	2-5
G.	TRADING AND REVIEW	2-5
H.	REPORTING VIOLATIONS AND REMEDIAL ACTION	2-6
I.	RIC REPORTING PROCEDURES	2-6

CHAPTER III: THE PREVENTION OF INSIDER TRADING
A.	INSIDER TRADING POLICY	3-1
B.	WHO IS AN INSIDER?	3-1
C.	WHAT IS MATERIAL INFORMATION?	3-2
D.	WHAT IS NON-PUBLIC INFORMATION?	3-2
E.	CONFIDENTIALITY	3-2
F.	PENALTIES FOR INSIDER TRADING	3-3
G.	INSIDER TRADING POLICIES AND PROCEDURES	3-4
H.	INTENTIONAL RECEIPT OF NONPUBLIC INFORMATION ABOUT PUBLIC ISSUERS	3-5
I.	RUMORS	3-5

CHAPTER IV: FIRM POLICIES AND PROCEDURES
A.	PAID CONSULTANT POLICIES & PROCEDURES	4-1
B.	SERVING AS OFFICERS, TRUSTEES AND/OR DIRECTORS OF OUTSIDE ORGANIZATIONS	4-2
C.	DIVERSION OF FIRM BUSINESS OR INVESTMENT OPPORTUNITY	4-3
D.	LOANS	4-3
E.	DEALINGS WITH GOVERNMENT OR INDUSTRY REGULATORS	4-3
F.	POLITICAL CONTRIBUTIONS AND PUBLIC OFFICE	4-4
G.	IMPROPER USE OF FIRM PROPERTY	4-4
H.	PROTECTION OF THE FIRM’S NAME	4-4
I.	EMPLOYEE INVOLVEMENT IN LITIGATION OR PROCEEDINGS	4-4
J.	GIFTS AND ENTERTAINMENT	4-4
K.	TRAVEL EXPENSES	4-5
L.	DISCLOSURE	4-5
M.	RECORDKEEPING	4-5
N.	RESPONSIBILITIES	4-6

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APPENDIX
APPENDIX A:	POLTICAL AND CHARITABLE CONTRIBUTIONS AND PUBLIC POSITIONS POLICY AND PROCEDURE

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CHAPTER 1: OVERVIEW

Code of Ethics

Pursuant to Rule 204A-1 under the Investment Advisers Act of 1940,

as amended, and Rule 17j-1 under the Investment Company Act of 1940, as amended.

A.	General

The Code of Ethics is predicated on the principle that Waterfall Asset Management, LLC (the “Firm”) owes a fiduciary duty to its separately managed accounts, private investment funds (including investors in such funds) and the registered investment companies it advises or sub-advises (collectively, “Clients”). Accordingly, all officers, directors and employees of the Firm (the “Access Person(s)” or “Employee(s)”) must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. In addition, the Firm may, on a case-by-case basis, determine to treat certain non-employees (e.g., consultants or service providers) as “Access Persons” for purposes of this Code, and such persons will be included in the definition of “Access Persons” herein.

At all times, the Firm will be mindful to:

•	Place client interests ahead of the Firm – As a fiduciary, the Firm will serve in its Clients’ best interests.

•	Engage in personal investing that is in full compliance with the Firm’s Code of Ethics – Employees must review and abide by the Firm’s Personal Securities Transaction and Insider Trading Policies contained herein.

•	Avoid taking advantage of your position – Employees should not accept gifts or other gratuities from individuals seeking to conduct business with the Firm, or on behalf of an advisory Client, unless in compliance with the Gift Policy contained herein.

•	Maintain full compliance with the Federal Securities Laws[1] – Employees must abide by the standards set forth in Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act of 1940, as amended (the “Investment Company Act”) and other Federal Securities Laws, as may be applicable.

[1]	The term “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury. The term “Securities Act” means the Securities Act of 1933, as amended. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended. The term “Investment Company Act” means the Investment Company Act of 1940, as amended. The term “Advisers Act” means the Investment Advisers Act of 1940, as amended.

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Any questions with respect to the Firm’s Code of Ethics should be directed to the Chief Compliance Officer or his designee (“Chief Compliance Officer”). As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the Chief Compliance Officer. Nothing contained in this Code of Ethics shall prohibit any Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency inspector general, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees need not obtain the prior authorization of the Compliance or Legal Department to make any such reports or disclosures and Employees are not required to notify the Firm that such Employees have made such reports or disclosures.

B.	Guiding Principles & Standards of Conduct

All Employees will act with competence, dignity and integrity, in an ethical manner, when dealing with Clients, the public, investors, prospective investors, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that the Firm expects from its Employees:

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients and investors, prospective clients and investors, colleagues in the investment profession, global capital markets participants and Employees;

•	Place the integrity of the investment profession, the interests of Clients, and the interests of the Firm above one’s own personal interests;

•	Adhere to the fundamental standard that Employees should not take inappropriate advantage of your position;

•	Avoid engaging, to the extent possible and practicable, in activity which may be deemed any actual or potential material conflict of interest;

•	Conduct all personal securities transactions in a manner consistent with this policy;

•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on the Employee and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;

•	Maintain and improve one’s professional competence and strive to maintain and improve the competence of other investment professionals.

•	Comply with applicable provisions of the federal securities laws.

Employees must adhere to the foregoing principles and comply with the specific provisions and procedures of this Code of Ethics. Structuring transactions or behavior to achieve mere technical compliance with the Code of Ethics and related procedures will not shield any Employee from liability or other sanctions, up to and including termination of employment, that may result from conduct that violates a duty to clients of the Firm, applicable law or the specific provisions and procedures of this Code of Ethics.

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The Firm may advise or sub-advise U.S. investment companies registered under and subject to the regulation of the Investment Company Act (each, a “RIC”). Rule 17j-1 under the Investment Company Act makes it unlawful for any affiliated person of an investment adviser of a RIC in connection with the purchase or sale, directly or indirectly, by the person of a securities held or to be acquired by the RIC, to:

•	Employ any devise, scheme or artifice to defraud the RIC;

•	Make any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; or

•	Engage in any manipulative practice with respect to the RIC.

THE FIRM HAS ZERO TOLERANCE FOR RETALIATORY ACTIONS AND THEREFORE MAY SUBJECT OFFENDERS TO MORE SEVERE ACTION THAN SET FORTH IN THIS CODE OF ETHICS.

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CHAPTER 2: PERSONAL SECURITY TRANSACTION POLICY & PROCEDURES

A.	Personal Security Transaction Policy

Note: The Firm uses the ComplianceScience Personal Trading Control Center (“PTCC”) on-line personal trading reporting and monitoring system to facilitate the compliance of the Firm and its Access persons with the Firm’s Personal Security Transaction Policy.

Access Persons may not purchase or sell any security in which the Access Person has a Beneficial Interest unless the Access Person has complied with the Personal Security Transaction Policy set forth below. Beneficial Interest or Ownership of securities means any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities, including but not limited to: (i) a member of an Access Person’s “immediate family” (as defined below) living at an Employees residence; (ii) person whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially); (iii) an Investment Account or trust account over which an Employee has investment control or discretion; (iv) trust or other arrangement that names an Employee as a beneficiary; and (v) a partnership, corporation or other non-public entity of which an Access Person is a director officer partner or employee, or in which he owns 10% or more of stock, “a controlling interest as defined by securities law or over which the he exercises effective control”.

Access Persons are to comply with the applicable securities and similar laws and provisions of this Code. Access Persons are to review the Restricted List policy and all other Firm compliance policies relating to personal trading before executing any trade.

In addition, Access Persons are prohibited from purchasing asset-backed securities for an account in which he/she has a beneficial interest. Exceptions to this prohibition must be approved in advance by the Chief Compliance Officer.

B.	Pre-Clearance Procedures

In cases in which necessary, pre-clearance may be sought by submitting a request to the Compliance Department (the “Compliance Department”) through PTCC. The Access Person must receive approval from the Chief Compliance Officer before executing the transaction.

Access Persons shall request pre-clearance for all Limited Offerings and IPO trades in PTCC when seeking to trade in a Limited Offering or IPO. Once pre-clearance is granted to an Access Person, such Access Person may transact in that Security for a period of seven (7) days from the date of such approval or such other period of time as approved by the Chief Compliance Officer. If the Access Person wishes to transact in that security during any other period, he/she must again obtain pre-clearance for the transaction.

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With regard to an Access Person’s investment in a private investment fund managed by the Firm (each, a “Fund”), the Access Person shall not be required to obtain pre-approval from the Chief Compliance Officer for an investment or subscription to the Fund. Rather, the execution of the Fund’s subscription document shall serve as evidence of the Firm’s pre-clearance of the Employee’s investment in the Fund.

C.	Restricted List

The Firm maintains a “Restricted List” of companies about which a determination has been made that it is prudent to resist trading activity. The Restricted List is available to Access Persons on PTCC. The Firm shall periodically circulate to Access Persons an updated list of “Restricted Securities.” No Access Person may disclose to any other person outside of the Firm the securities on the Restricted List, except as approved by the Chief Compliance Officer. Access Persons are to review the Restricted List before completing any trade. An issuer may be added to the Restricted List for several reasons, including, but not limited to: (a) the Firm currently has a 13D or 13G filing on file with the SEC (b) any related person of the Firm is an officer or director of the issuer and (c) any person or entity of the Firm has executed a confidentiality agreement to receive material nonpublic information or has obtained material non-public information.

As a general rule, trades will not be allowed for Clients (including any Funds), or for the personal accounts of Access Persons, in the securities of a company appearing on the Restricted List, except with approval of the Chief Compliance Officer. Similarly, any determination to remove a company from the Restricted List must be approved by the Chief Compliance Officer. Restrictions with regard to securities on the Restricted List are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities.

Permission, if given for trades in a Restricted List Security will be effective for 24 hours, unless otherwise specified. Additional trades of the same Restricted List security would have to be approved again. No trades will be permitted if such trades will disadvantage the clients’ interests, or where it is determined that the Firm has material, non-public information. Where an exception is granted, Employees receiving such permission are prohibited from further sale or purchase transactions unless permission is again obtained. Permission/exceptions will generally be conveyed using e-mail.

The Chief Compliance Officer shall maintain the Firm’s Restricted List and will have sole authority to add or remove an issuer from the Restricted List as deemed appropriate. The Chief Compliance Officer will periodically review the Restricted List to determine whether any security should be removed. Employees may also request that the Compliance Department review a name for removal. The Chief Compliance Officer will seek appropriate confirmation from the Employee(s) requesting removal and/or having the factual support for justifying the removal. The Chief Compliance Officer shall maintain a record evidencing the names of assets added to the Restricted List and the rational for such additions, as well as the name of assets removed from the Restricted List, and rational for such removal.

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PTCC and EZE Castle will screen trade information which is input to, or fed into, the systems. In the event that a trade matches a name on the Restricted List, the PTCC or EZE, the respective operation will send a notification to the Company.

D.	Reportable Securities

Each Access Person is required to submit through PTCC an initial list setting forth each brokerage account (and other account that is used as a brokerage account) name, account number and the name of each firm through which transactions are directed which respect to all accounts in which the Access Person has a Beneficial Ownership (the “Account(s)”), including accounts held at a mutual fund and employer-sponsored vehicles, such as 401(k) accounts; however, the Chief Compliance Officer may determine, on a case-by-case basis, that an account is exempt from further reporting obligations. Each Access Person is responsible to report any changes in this account list via PTCC.

The Firm requires Access Persons to periodically certify to their reportable securities on PTCC (See the Reporting section) regarding transactions and holdings in any security (including, without limitation, partnership interests, limited liability company interests in private investment funds and exchange-traded funds), except that Access Persons are not required to report the following exempted securities:

•	Transactions and holdings in direct obligations of the United States government;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end funds other than Reportable Funds;[1]

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and

•	Interests in state specific Section 529 Plans.

E.	Reporting

In order to maintain compliance with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, the Firm must collect three reports from Access Persons that include transaction and holding information regarding the personal trading activities of the Access Persons. The reports, as described in further detail below, are: (i) Initial Holdings Reports; (ii) Annual Holdings Reports; and (iii) Quarterly Transaction Reports. All Access Person reporting, as further discussed below will be captured via PTCC.

[1]	Rule 204A-1(e)(9) of the Advisers Act defines a Reportable Fund as the following: (i) Any fund for which you serve as an adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (i.e., in most cases you must be approved by the fund’s board of directors before you can serve); or (ii) Any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940. Please note that shares of any RIC advised or sub-advised by the Firm are reportable securities.

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Initial and Annual Holdings Disclosures

New Access Persons are required to disclose securities holdings, including exempt securities, and Accounts not later than 10 days after an individual becomes an Access Person. This information must be current as of a date not more than 45 days prior to the date the person becomes an Access Person.

Access Persons are also required to certify via PTCC to his/her complete list of securities and Accounts on an annual basis. The report shall be current as of December 31st of such year.

Quarterly Transaction Certifications

Access Persons shall be required to report all securities transactions that they have made in securities Accounts during the quarter, as well as any new securities Accounts that they have opened during the quarter. In order to fulfill this reporting requirement, Access Persons will have the option to submit Account information via PTCC and the Compliance Department will instruct their broker-dealers to send to duplicate trade confirmations and/or brokerage account statements not later than thirty (30) days after the end of each calendar quarter to the Compliance Department or directly via PTCC. If an Access Person’s trades do not occur through a broker-dealer (e.g., purchase of a private investment fund), such transactions shall be reported separately on the Quarterly Transaction Report via PTCC. At the end of each quarter Access Persons will certify as to their reportable securities that have been entered automatically or manually by the Access Person into PTCC.

ACCESS PERSONS ARE REMINDED THAT TRANSACTIONS IN PRIVATE INVESTMENT FUNDS SHOULD BE INCLUDED IN THE QUARTERLY TRANSACTION REPORT.

ACCESS PERSONS ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS AND ACCOUNTS OF MEMBERS OF THE ACCESS PERSON’S IMMEDIATE FAMILY INCLUDING SPOUSE, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE ACCESS PERSON HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.

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F.	Exceptions from Reporting Requirements

There are limited exceptions from certain of the three reporting requirements noted above. Specifically, an Access Person is not required to submit:

•	The Quarterly Reporting Form (Securities) for any transactions effected pursuant to an automatic investment plan; and

•	Any of the three reports (i.e., Quarterly Reporting Form, Initial Reporting Forms and Annual Reporting Forms) with respect to securities held in securities accounts over which the Access Person had no direct or indirect influence or control. Initially, upon exempting such an account, and annually thereafter, Employees complete a questionnaire via PTCC in which he/she confirms that such Employee, or anyone in his/her household, did not: (i) suggest that the trustee or third-party discretionary manager make any particular purchases or sales of securities for account, (ii) direct the trustee or third-party discretionary manager to make any particular purchases or sales of securities for such account, or (iii) consult with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in account. Note, however, that the Chief Compliance Officer may request that an Access Person provide documentation to substantiate that the Access Person has no direct or indirect influence or control over the securities account (e.g., investment advisory agreement, etc.).

The Chief Compliance Officer will determine on a case-by-case basis whether an account qualifies for either of the aforementioned exceptions.

G.	Trading and Review

The Firm’s Personal Security Transaction Policy is designed to not only ensure its technical compliance with Rule 204A-1 and Rule 17j-1, but also to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the Firm will closely monitor Access Persons’ investment patterns to detect the following abuses, among others:

•	Trading in companies included on the Restricted List;

•	Front-running client accounts, which is a practice generally understood to be Access Persons personally trading ahead of Clients.

Access Persons are encouraged not to engage in short-term trades of mutual fund shares, so as to avoid even the appearance of market timing activities.

The Chief Compliance Officer’s designee will monitor via PTCC the Chief Compliance Officer’s personal securities transactions for compliance with the Personal Security Transaction Policy.

The Firm conducts periodic reviews of Access Person reports via PTCC. Record of such review is required to be kept to evidence the periodic reviews conducted. Should the Firm discover that an Access Person is personally trading contrary to the policies set forth above, the Access Person shall meet with the Chief Compliance Officer to review the facts surrounding the transactions.

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H.	Reporting Violations and Remedial Actions

The Firm takes the potential for conflicts of interest caused by personal investing very seriously. As such, the Firm requires its Employees to promptly report any violations of the Code of Ethics to the Chief Compliance Officer. The Firm’s senior management is aware of the potential matters that may arise as a result of this requirement and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of the Firm’s Personal Security Transaction Policy is determined to have occurred, the Chief Compliance Officer may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the Securities Exchange Commission (the “SEC”), making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the Chief Compliance Officer shall determine is appropriate.

No Employee shall participate in a determination of whether he or she has committed a violation of the Code of Ethics or in the imposition of any sanction against himself or herself.

I.	RIC Reporting Procedures

On a periodic basis, but not less than annually, the Chief Compliance Officer shall provide a written report to each RIC’s management and the board of directors/trustees of the RIC (the “Board”) setting forth (1) a description of any issues arising under the Code of Ethics or underlying procedures since the last report to the Board, including, but not limited to, information about material violations of the Code of Ethics or underlying procedures and sanctions imposed in response to the material violations, and (2) a certification on behalf of the Firm that the Firm has adopted procedures reasonably necessary to prevent Employees from violating the Code of Ethics. The Board is then required to consider the annual written report.

In the event of a material change to Section C. Personal Security Transaction Policy of this Code of Ethics, the Chief Compliance Officer shall inform each RIC’s chief compliance officer of such change and ensure that the change is approved by each RIC’s Board no later than six months after the change is adopted.

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CHAPTER 3: THE PREVENTION OF INSIDER TRADING

A.	Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material non-public information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, the Firm has instituted procedures to prevent the misuse of material non-public information.

The Firm forbids any Access Person from trading, either personally or on behalf of others, while aware of material non-public information or communicating material non-public information to others in violation of Rule 10b-5 promulgated under the Securities Exchange Act of 1934 and Insider Trading and Securities Fraud Enforcement Act of 1988. This conduct is frequently referred to as “insider trading.”

The term “insider trading” is not clearly defined in federal or state securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others for trading. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	Trading by an insider who is aware of material non-public information at the time of the trade;

•	Trading by a non-insider who is aware of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or,

•	Communicating material non-public information to others.

The elements of insider trading and penalties for such unlawful conduct are discussed below. If, after reviewing this Policy or its application to a particular transaction, you have any questions you should consult the Chief Compliance Officer and/or his designee(s).

B.	Who is an Insider?

The term “insider” is broadly defined and generally refers to anyone who is in possession of material, non-public information. It includes officers, directors and employees of a company and may include friends, family members and other persons who may have acquired the information directly or indirectly from an insider. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

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C.	What is Material Information?

Trading on non-public information is not a basis for liability unless the information is material. While there is no absolute standard for “materiality,” “material information” generally includes information that a reasonable investor would consider relevant in making investment decisions and information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to the company’s business. The test for materiality does not require proof of a substantial likelihood that disclosure of the omitted fact would have caused the reasonable investor to act on such information, but rather it need only be demonstrated that the disclosure of such a fact “would have been viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available.” Information can be material even if it was not the reason that the investor decided to buy, sell or hold securities.

Information that officers, directors, employees, and other associated persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments concerning public issuers. This list is not exhaustive and, depending upon the circumstances, other information can be “material.” Information concerning the Firm’s holdings or transactions on behalf of clients may also be material non-public information. You should always treat information as “material” if you have any reason to believe that it may be important. When in doubt call the Chief Compliance Officer or the designee for advice.

D.	What is Non-Public Information?

Information is non-public until it has been effectively communicated to the investment community in general by the issuer of the securities through recognized channels. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

E.	Confidentiality

Information regarding advice furnished by the Firm to its Clients, nonpublic data furnished to the Firm by any Client, work product of the Firm’s investment and trading staffs and other proprietary data and information concerning the Firm (including, but not limited to, its investment positions, assets under management, buy and sell programs, performance record and former, existing and potential clients), is the exclusive property of the Firm.

Notwithstanding the foregoing, the Firm and its Employees owe certain fiduciary duties to its Clients. From time to time, and in accordance with such fiduciary duties, Employees may deem it to be in the best interest of Clients to disclose proprietary information relating to the Firm and/or the Funds to other market professionals including: senior executives of both publicly traded and private companies, other hedge fund managers, investment bankers, research analysts, sales traders, paid consultants and other unaffiliated third parties (collectively, “other market professionals”).

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The aforementioned policies with regard to the restriction and prohibition on the disclosure of the Firm’s proprietary information are not in any way intended to prevent the following types of activities, among others, that may be undertaken by the Firm’s Employees from time to time (and that the Chief Compliance Officer has determined are appropriate) in order to fulfill the Firm’s fiduciary duty to act in the best interest of the Funds:

•	Discussion of general market events and the merits of investing in specific securities with other market professionals;

•	Attendance at idea dinners with other market professionals

•	Speaking with current and/or former employees of public companies that Clients are invested in and/or where the Firm is contemplating an investment;

•	Attendance at industry events (e.g. broker-dealer sponsored conferences) to gain access to the management of companies that Clients are invested in and/or where the Firm is contemplating investments for Clients; and

•	Retention of other market professionals to provide general and specific market advice with regard to investing in securities and other investments.

Employees in possession of the Firm’s proprietary information may not use it for the benefit of any person other than the Firm and its Clients. However, Employees are reminded that any use of the Firm’s proprietary information must be carried out in accordance with the Firm’s Code of Ethics and is subject to the Waterfall Asset Management Electronic Communications and Internet Use Policy, and the Waterfall Asset Management Employee Confidentiality Agreement, which are both available on PTCC.

F.	Penalties for Insider Trading

The U.S. securities laws impose potentially onerous civil and criminal penalties on persons who improperly obtain or use material, non-public information in connection with a purchase or sale of securities, including disclosing such information to others to enable those persons to trade in stock of the applicable company. A person can be subject to some or all of the penalties described below even if he or she does not personally benefit from the activities surrounding the violation. Possible penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences and fines of up to three times the profit gained or loss avoided, whether or not the person actually benefited financially.

In addition to the penalties imposed directly upon the person making the illegal trade, civil and criminal penalties for illegal use of inside information can also be imposed upon the officers and directors of a company for failing to prevent corporate employees from engaging in such securities law violations. The U.S. securities laws provide that any “controlling person,” which includes employers, directors, executive officers and principal

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stockholders, may be liable for civil penalties if the controlling person both (i) knew or recklessly disregarded the fact that the employee was likely to engage in a violation and (ii) failed to take appropriate steps to prevent that violation before it occurred. Separate penalties may be imposed on the Firm or its senior officers for failure to supervise employees who engage in insider trading.

A violation of the Firm’s Insider Trading Policy can also be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

G.	Insider Trading Policy Procedures

The following procedures have been established to assist Access Persons in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions and criminal penalties.

Identify Inside Information

Before trading or making investment recommendations for yourself or others, including Clients managed by the Firm, in the securities of a company about which you may have potential insider information, ask yourself the following questions:

1.	Is the information you have material? Is this information that a reasonable investor would consider relevant in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed? Would this information have been viewed by a reasonable investor as having significantly altered the total mix of available information?

2.	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in publications of general circulation? Has the information been provided pursuant to an expectation of confidentiality? Is the source of the information under a duty to maintain its confidentiality?

Dealing with Inside Information

If, after consideration of the above, you believe the information is material and non-public, and received outside the ordinary course (e.g., the issuer is a public company and information is not received pursuant to a confidentiality or other applicable agreement) or if further questions arise as to whether you believe the information is material and non-public, the following procedures shall be followed:

1.	Report the matter immediately to the General Counsel, or his designee.

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2.	Do not discuss the information in public places where it can be overheard such as elevators, restaurants and airports.

3.	Do not read confidential documents in public places or discard them where they can be retrieved by others.

4.	Do not purchase, sell or recommend securities on behalf of yourself or others, including accounts managed by the Firm.

5.	Do not communicate the information inside or outside of the Firm (including to family members and friends) other than to the Legal/Compliance Department of the Firm.

6.	Refrain from responding if any inquiry is addressed to you concerning your potential knowledge of inside information until after consulting the Legal/Compliance Department.

7.	After the Legal/Compliance Department has reviewed the issue, you will be instructed as to the proper course of action to take.

H.	Intentional Receipt of Nonpublic Information about Public Issuers

In certain circumstances the Firm may intentionally obtain nonpublic information about public issuers. For example, the Company might be provided with nonpublic information in connection with certain types of debt investments. The Firm might also be invited to participate in a private offering of a public equity (a “PIPE”). The Firm’s receipt of such nonpublic information about an issuer may limit the Company’s ability to trade in that issuer’s public securities, therefore the General Counsel, in consultation with the applicable Employees, must carefully consider the benefits and limitations of receiving such nonpublic information. Employees should consult with the General Counsel before gaining access to documents or databases, or engaging in conversations, that are expected to yield nonpublic information. The General Counsel will oversee the implementation of procedures designed to prevent improper transactions involving related publicly traded securities.

I.	Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to the Firm’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Employees and other market participants and trading counterparties. Employees should consult with the General Counsel regarding questions about the appropriateness of any communications.

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CHAPTER 4: FIRM POLICIES & PROCEDURES

A.	Paid Consultant Policies and Procedures

While it is currently not the policy of the Firm to engage in such activities, if in the future, as part of the research and investment process, Employees conduct calls or meetings with paid consultants referred by third parties, the following procedures shall be followed with regard to such contact and interaction with paid consultants:

Procedures

1.	Prior to the commencement of a phone call or meeting with a paid consultant where it is anticipated that substantive information will be discussed, the Employee must inform such consultant that:

(i) the Firm actively invests in the public securities markets, (ii) the purpose of speaking with such consultant is to obtain his/her independent insight as it relates to a particular industry, sector or company and (iii) such consultant should not share any material non-public information or confidential information that he/she may have a duty to keep confidential or that you otherwise should not disclose. The Employee should also confirm with such consultant that he/she will not be violating any agreement, duty or obligation such consultant may have with any employer or other institution.

2.	If the Employee believes that there is a high or increased risk that material non-public or confidential information could be discussed during a call or meeting with a paid consultant (e.g., call with the senior executive of a public company), then the Employee will ask the Chief Compliance Officer or his designee to participate in the call or meeting.

3.	Employees are prohibited from discussing information about the company that employs the paid consultant.

4.	Employees are required to keep notes (electronic or hard copy) of their discussions with paid consultants. Notes should, at a minimum, include the following information:

a.	Date of discussion

b.	Name of employee

c.	Name of Paid Consultant

d.	Referred by (e.g., GLG, Vista, etc.)

e.	Summary of the discussion(s)

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5.	In the event that the Firm or its Employees learn or have reason to suspect that they have been provided with a) confidential or material non-public information and/or b) information that a consultant furnishes to the Firm or its Employees in violation of a duty of trust or confidence to any person, then the Chief Compliance Officer shall immediately notify the research group that provided access to such respective consultant. In addition, depending upon the facts and circumstances of each situation, the Chief Compliance Officer may solicit the advice of outside counsel as it relates to a particular issue and/or decide to restrict both the firm and its Employees from trading in the securities of a particular issuer(s).

On a periodic and as needed basis the General Counsel shall seek to obtain information from its research groups (i.e. notes) in order to assist with the monitoring of communications and control of interactions between Employees and the paid consultants. The notes will be periodically reviewed by the Chief Compliance Officer, or his designee(s).

B.	Serving as Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations after submitting such Outside Business Affiliations pre-clearance request via PTCC or directly to the Chief Compliance Officer. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities. Employees are not required to seek pre-clearance via PTCC if such officer role or directorship is connected with an investment made in the course of the Companies advisory activities.

At certain times, the Firm may determine that it is in its Clients’ best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization. For example, a company held in Clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of the Firm can, however, raise regulatory issues and concerns, including conflicts of interest and access to material non-public information. As an outside board member or officer, an Employee may come into possession of material non-public information about the outside company or other public companies.

Similarly, the Firm may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire the outside organization.

Employees are prohibited from engaging in outside activities without the prior approval of the Chief Compliance Officer. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved.

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C.	Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with the Firm and in which he or she knows the Firm might be expected to participate or have an interest, without disclosing in writing all necessary facts to the Chief Compliance Officer, offering the particular opportunity to the Firm, and obtaining written authorization to participate from the Chief Compliance Officer.

Any personal or family interest of an Employee in any Firm business activity or transaction of the Firm must be immediately disclosed to the Chief Compliance Officer. For example, if an Employee becomes aware that a transaction being considered or undertaken by the Firm may benefit, either directly or indirectly, an Employee or an immediate family member thereof, the Employee must immediately disclose this possibility to the Chief Compliance Officer.

D.	Loans

No Employee may borrow from or become indebted to any person, business or company having business dealings with the Firm, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the General Counsel. No Employee may use the Firm’s name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the General Counsel.

E.	Dealings with Government and Industry Regulators

The Firm forbids payments of any kind by it, its Employees or any agent or other intermediary to any government official, self-regulatory official, commercial, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against the Firm. Employees are expected, if requested, to provide the Firm with reasonable assistance, including, but not limited to, meeting or consulting with the Firm and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise. For additional information you may refer to Chapter 3(E) of the Compliance Manual.

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F.	Political Contributions and Public Office

The making of political contributions and payments by the Firm and its Access Person, as well as making any charitable donations with the intention of influencing such charities to become clients of the Firm, is subject to the Waterfall Asset Management Political and Charitable Contributions and Public Positions Policy and Procedure, which is attached hereto as Appendix A.

G.	Improper Use of Firm Property

No Employee may utilize property of the Firm or utilize the services of the Firm or Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the General Counsel. For this purpose, “property” means both tangible and intangible property, including the Firm and employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

H.	Protection of the Firm’s Name

Employees should at all times be aware that the Firm’s name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of the Firm’s name in any manner that could be misinterpreted to indicate a relationship between the Firm and any other entity or activity.

I.	Employee Involvement in Litigation or Proceedings

Employees must advise the General Counsel immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

J.	Gifts and Entertainment

Employees’ Receipt of Business Meals, Tickets to Sporting Events and Other Entertainment – Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the expense is reasonable, not lavish or extravagant in nature. Employees are responsible for using their best judgment in determining “lavish” or “extravagant.” Employees should report and submit any request to pre-clear his/her attendance at such events to the Chief Compliance Officer via PTCC.

Employees’ Receipt of Gifts – Employees must report and pre-clear their intent to accept gifts over $500 (either one single gift, or in aggregate on an annual basis) to the Chief Compliance Officer by submitting such request via PTCC. Reasonable gifts received on behalf of the Company shall not require pre-clearance. Examples of reasonable gifts include holiday gift baskets and lunches brought to the Firm’s offices by service providers.

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The Firm’s Gift Giving Policy – The Firm and its Employees are prohibited from giving gifts that may be deemed as excessive, and must obtain approval from the Chief Compliance Officer to give all gifts in excess of $500 to any Client, prospective client or any individual or entity that the Firm is seeking to do business with.

Gifts Given to Taft-Hartley Funds – Employees are reminded that notwithstanding this policy, since the Firm manages Taft-Hartley Clients, any gratuity provided by the Firm to labor unions or union representatives that have an “interest” in the Taft-Hartley Clients in excess of $250 per fiscal year are required to be reported in PTCC and Department Labor Form LM-10 within 90 days following the end of the Firm’s fiscal year. Accordingly, the Firm will monitor all gratuities as discussed and make the appropriate filings on DOL Form LM-10.

K.	Travel Expenses

Employees may charge to the Firm reasonable, necessary travel and travel-related expenses incurred for the Firm’s business purpose, as further outlined in the Firm’s Travel and Expense Reimbursement Policy. Such expenses may include, subject to certain limitations, meals and incidentals, professional licensure, conferences and travel costs (air, train, lodging, business phone calls and other miscellaneous travel-related expenses).

L.	Disclosure

The Firm shall describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for the Firm’s Code of Ethics shall be directed to the Chief Compliance Officer.

M.	Recordkeeping

The Firm shall maintain records, for a period of five years after the end of the fiscal year in which the report is made or the information is provided, in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or the Firm’s management.

•	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

•	A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

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•	A record of all written acknowledgements (annual certifications) as required by the Manual for each person who is currently, or with the past five years was, an Access Person of the Firm.

•	A copy of each report made pursuant to this Code of Ethics by an Access Person, including any information provided in lieu of reports, shall be preserved by the Firm for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

•	The Firm shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Private Placement or IPO by Access Persons for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

•	A copy of each annual (or, if pertinent, other periodic) written report made to the Board of any RIC advised or sub-advised by the Firm.

N.	Responsibilities

The Chief Compliance Officer and/or his designee(s) will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the Chief Compliance Officer. All Access Persons must acknowledge their receipt and understanding of the Code of Ethics upon commencement of he/she becoming an Access Person via PTCC. In addition, in the event the Firm makes changes to the Code of Ethics, it will make the Code of Ethics available to Access Persons who will be required to acknowledge receipt and understanding of the updated Code of Ethics.

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APPENDIX A

WATERFALL ASSET MANAGEMENT, LLC

POLITICAL AND CHARITABLE CONTRIBUTIONS AND PUBLIC

POSITIONS

June 2016

Summary

All political contributions and payments by Waterfall Asset Management, LLC (the “Firm” or “Waterfall”) and its employees and covered associates are subject to the prior approval of the Chief Compliance Officer. In addition, the Firm and its employees and covered associates are expressly prohibited from making any charitable donations with the intention of influencing such charities to become clients of the Firm (including, without limitation, as investors of any of its investment funds).

Individuals that wish to make any political contributions or payments may complete and submit a Political Contribution Pre-clearance request to the Chief Compliance Officer via PTCC or submit to the Compliance Department- Compliance@waterfallam.com.

Background

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients or fund investors (collectively, “Clients”).

Rule 206(4)-5 of the Investment Advisers Act of 1940, as amended (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

•	Registered investment advisers;

•	Advisers that would be required to register with the U.S. Securities and Exchange Commission (“SEC”) but for the “foreign private advisor” exemption provided by Section 203(b)(3) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or that are exempt reporting advisers;

•	Firms that solicit clients or investors on behalf of the types of advisers described above; and

•	“Covered associates” (as defined below) of the entities listed above.

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The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 of the Advisers Act also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity”.1 This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

•	Any general partner, managing member or executive officer, or other individual with a similar status or function;

•	Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

•	Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer employees; advisers with more than 50 employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

[1]	A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state of political subdivision or agency, (iii) a plan or program of a government entity; and (iv) officer, agents or employees of the state or political subdivision or agency.

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Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.

Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party.

Guidance Regarding Bona-Fide Charitable Contributions

In Political Contributions by Certain Investment Advisers, Advisers Act Release No. 3043 (July 1, 2010) the SEC indicated that charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, would not implicate Rule 206(4)-5.

Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to:

•	Advisers that directly manage the assets of a government entity (such as in a separate account);

•	Advisers that manage assets of a government entity in a private fund (such as a hedge fund, private equity fund, etc.); and

•	Advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a government entity.

Risks

In developing these policies and procedures, Waterfall considered the material risks associated with its employees’ and covered associates’ (collectively, “Employees”) political contributions. This analysis includes risks such as:

•	Employees make political contributions that limit Waterfall’s ability to attract or retain government related Clients;

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•	The Firm hires or promotes an individual into a role that meets the definition of a “covered associate” without considering the individual’s past political contributions;

•	The Firm inadvertently violates “pay-to-play” regulations, or other applicable laws, because it is unaware of Employees’ political contributions;

•	The Firm or its Employees make charitable contributions that pose actual or apparent conflicts of interest; and

•	Employees hold public offices that pose actual or apparent conflicts of interest.

Policies and Procedures

Political Contributions

Political contributions by the Firm or its Employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

If an Employee or any affiliated entity is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the Chief Compliance Officer by submitting the Political Contribution Pre-clearance form located on PTCC. The Chief Compliance Officer will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, the Chief Compliance Officer will seek to protect the confidentiality of all information regarding each proposed contribution. Covered associates may not circumvent Rule 206(4)-5 compliance by making an indirect contributions (e.g., through spouse or an outside business affiliations).

As part of the New Employee on-boarding process, new Employees will be asked to report his/her prior political contributions from the past two years on PTCC. In the event of such a prior contribution, the Chief Compliance Officer will determine whether the contribution should be considered a covered “political contribution” for purposes of this Policy. e

Employees may make contributions to national political candidates, parties, or action committees without seeking pre-clearance. Employees are cautioned to ensure that national political candidates do not currently hold state or local political office. However, Employees must use good judgment in connection with all contributions and should consult with the Chief Compliance Officer if there is any actual or apparent question about the propriety of a potential contribution.

Any political contribution by the Firm, rather than its Employees, must be pre-cleared by the Chief Compliance Officer, irrespective of the proposed amount or recipient of the contribution. The Chief Compliance Officer will maintain a record of approved contributions in PTCC in accordance with the requirements of the Pay-to-Play Rule.

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Solicitation Arrangements

The Firm will only compensate third parties for referrals of Clients or Investors that are affiliated with government entities if the solicitor is an eligible “regulated person,” as defined by Rule 206(4)-5 under the Advisers Act, and if the solicitor and its covered associates have not made any disqualifying contributions during the past two years.

The Chief Compliance Officer is responsible for reviewing the eligibility of all solicitation arrangements that involve, or are expected to involve, government entities.

Charitable Donations

Donations by the Firm or Employees to charities with the intention of influencing such charities to become Clients are strictly prohibited. Notify the Chief Compliance Officer if you perceive an actual or apparent conflict of interest in connection with any charitable contribution, or if you believe that the contribution could give an appearance of impropriety.

Public Office

Employees must obtain written pre-approval from the Chief Compliance Officer prior to running for any public office. Employees may not hold a public office if it presents any actual or apparent conflict of interest with the Firm’s business activities.

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